Exhibit 99.1

Ampio Pharmaceuticals’ CEO Mike Martino Issues Letter to Stockholders

ENGLEWOOD, Colo., Dec. 16, 2021 -- Ampio Pharmaceuticals (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunology-based therapies for prevalent inflammatory conditions, today released the following letter to stockholders from its Chief Executive Officer, Mike Martino.

Dear Fellow Stockholder,

I strongly believe that ongoing communications with stockholders is the responsibility of a public company. The purpose of this letter is to reiterate our strategic path forward as well as to clear up evident misunderstandings about our financial position and recent offering.

I am pleased to report the successful completion of a $22.5 million registered direct offering. With this transaction, Ampio has never – and I repeat, never – been better positioned financially to execute on its initiatives. The offering provides Ampio with approximately $21 million in net proceeds. Along with the $13 million that we expect to have on hand at year-end 2021, the total amount of approximately $34 million translates into more than a year and a half of cash at the company’s current burn rate. Additionally, Ampio has $13 million in availability remaining on its ATM, and the potential to realize up to $16 million from warrants exercised over their five-year life. In summary, I believe Ampio now has the financial resources to execute its operating plan and to deliver on its commitment to build sustainable, long-term value for stockholders. Let me be frank in stating that this financial strength was not the case prior to the closing of the registered direct offering, despite what many of our stockholders have communicated to the company.

My view – and the view of the Board – is that Ampio needed to break the cycle of missed expectations that were exacerbated by an event-driven financing approach. We believe the proceeds from this financing will give Ampio the ability not only to submit a BLA for Ampion, but also to support that BLA all the way through its lifecycle with the FDA. We have said that Ampio is considering a partnership to complete the development and commercialization of Ampion, and I am pleased at the significant level of interest and activity to date with potential counterparties. At the same time, my experience suggests that the best time to do a deal is when the innovator/licensor is not obliged to do so: this financing provides Ampio with that strategic optionality.

Some of our stockholders have undoubtedly picked up on my comment about completing the development of Ampion and might be wondering what I mean by that statement. I want to be clear: Ampio believes that AP-003-A, together with AP-013, supports the safety and efficacy of Ampion for an initial indication, specifically the treatment of the most severe grade of osteoarthritis of the knee (OAK). However, these focused trials do not address the potential for Ampion to treat osteoarthritis in other joints. These aspects are potentially attractive opportunities that could expand the potential market for Ampion and must be validated by additional trials in the future.

The right collaboration would provide Ampio with the incremental resources it needs to pursue these additional trials, in addition to providing it with access to an effective infrastructure for commercialization. It is also true that a partnership may offer Ampio access to non-dilutive cash. Without this week’s financing, however, Ampio would have entered 2022 with nine months of cash and would potentially have watched its negotiating leverage dwindle along with its cash balance.

Now, some shareholders have suggested that we had previously stated Ampio had sufficient cash to get through 2022 without a dilutive financing. While I have no doubt that is what many people wanted to hear, I will reiterate that that assertion was not made nor would it be supported by a basic analysis of our published financial statements. What we have consistently said is that Ampio expects to end the year with $13 million in cash, which amount, when added to the potential to raise an additional $13 million on the ATM, would get the company through the 1st quarter of 2023.

So, why didn’t Ampio use the existing ATM? First, the maximum amount that Ampio can raise using its existing ATM is $13 million, and we determined that this amount would not support the strategic objectives outlined above. Second, the ATM is exactly what it says – an “at-the-market,” best efforts attempt to sell common stock. There is absolutely no operational nor contractual assurance that Ampio could have raised even that $13 million amount at an acceptable stock price. We were able to find the certainty that we were looking for with our registered direct offering at $0.90/share. The small-microcap biotech sector has lost more than 30% of its value in the last week, making capital raising costly and uncertain. In fact, a Wall Street Journal article on December 15 projects that these market pressures will continue into 2022, which is consistent with the advice that management and the Board received from various advisors prior to concluding the registered direct offering.

And finally, why didn’t Ampio wait until after the start of 2022 when it could hope for a market rebound and some positive company news? I am here to run a business, not predict the market, especially when the survival of Ampio could be at stake. The first two major value inflection points achievable in 2022 are (1) obtaining agreement with the FDA that our definition of the modified intent to treat (mITT) population in AP-013 will be a review issue and (2) securing a corporate partnership. I do not expect to achieve either of these goals until the middle of 2022. Hope is not a strategy for Ampio, but with focused management and feasible objectives, I believe we have a clear path ahead.

In the AP-003-A trial we believe that Ampio has demonstrated unparalleled reduction in pain and steady/improved function for severe OAK patients [and whose remaining treatment choice is Total Knee Replacement in a costly, complex surgical procedure]. Ampio believes that, if the FDA agrees with the mITT presentation for AP-013, then the company has substantially confirmed these benefits for those severe OAK patients. We also believe that early, emerging data from clinical and preclinical studies suggest that another distinctive benefit of Ampion could be its regeneration of cartilage in osteoarthritic knees.

My intent as CEO is to move Ampio forward today and position its opportunities for the best chance of success. We will update you when we have information to report in line with traditional public company operating practices. But please note that we will not communicate every incremental step along the way. Our focus is on execution that will benefit, ultimately, all stakeholders in our company.

Sincerely,

Mike Martino

CEO, Ampio Pharmaceuticals

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company primarily focused on the advancement of immunology-based therapies to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, Ampion™, is backed by an extensive patent portfolio with intellectual property protection extending through 2037 and may be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the Biologics Price Competition and Innovation Act (BPCIA).

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to its use of the net proceeds from the registered direct offering and its potential to realize future proceeds from the exercise of warrants, Ampio’s expectations with respect to Ampion and its classification, the significance of the top-line results from its clinical studies, including the AP-013 study, the FDA’s acceptance of the company’s analysis and or interpretation of the results of its clinical trials, Ampio’s cash runway and ability to sustain operations for any given period of time, the strength and enforceability of Ampio’s patent portfolio and its eligibility for FDA market exclusivity, the ability of Ampio to enter into partnering arrangements, the potential market for Ampion, the timing and likelihood of success of a BLA for Ampion and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of Ampio’s management and are subject to significant risks and uncertainties that could cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. In addition, as stated in the Company’s filings with the Securities and Exchange Commission, the FDA may determine that the COVID-19 pandemic may have impacted its ability to interpret the Company’s study results and may or may not require additional studies in support of an Ampion BLA. Ampio undertakes no obligation to revise or update these forward-looking statements, whether, as a result of new information, future events or otherwise.

Investor and Media Contacts:

Tony Russo or Nic Johnson

Russo Partners

info@ampiopharma.com

tony.russo@russopartnersllc.com

nic.johnson@russopartnersllc.com